Financial Contact:	Mark Van Genderen (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON ANNOUNCES 2007 SECOND QUARTER RESULTS
2008 Model Motorcycles Introduced

        Milwaukee, Wis., July 19, 2007 — Harley-Davidson, Inc. (NYSE: HOG) today announced its results for the second quarter ended July 1, 2007. Revenue for the quarter was $1.62 billion compared to $1.38 billion in the year ago quarter, a 17.7 percent increase. Net income for the quarter was $290.5 million compared to $243.4 million, an increase of 19.3 percent over the second quarter of 2006. Second quarter diluted earnings per share (EPS) were $1.14, a 25.3 percent increase compared to last year’s $0.91. During the second quarter the Company repurchased $429.9 million of its common stock.

        “During the second quarter, we shipped 95,117 Harley-Davidson® motorcycles to our dealers around the world, driving strong financial results,” said Jim Ziemer, Chief Executive Officer of Harley-Davidson, Inc. “On the retail side of the business, our dealers’ sales were down 1.2 percent worldwide during the quarter, with U.S. dealers’ sales down 5.5 percent and international retail sales growing at double digit rates. Retail sales in every major country in Europe were up during the quarter, resulting in 13.7 percent growth in total European sales. Japan, Canada, and all other international markets grew at a combined rate of 13.4 percent,” he said.

        “Last week at our annual dealer meeting in Nashville, Tennessee, we introduced our new line of 2008 models including the spectacular, limited edition 105th Anniversary motorcycles. A new Dyna Fat BobTM motorcycle, along with the ground-breaking new RockerTM and the Rocker TM C models, completely redefine the custom motorcycle category. And to top that off, we unveiled significant new features for our touring motorcycles, a major power increase for the VRSC TM models, and the first liquid-cooled Buell® motorcycle, the 1125R. Products like these reaffirm our heavyweight category leadership,” said Ziemer.

        The Company expects to ship between 91,000 and 95,000 Harley-Davidson motorcycles during the third quarter of 2007. For the full year of 2007, Harley-Davidson continues to expect EPS growth in the range of 4 – 6 percent compared to 2006 based on moderate revenue growth, lower operating margin, and the benefits of our strong free cash flow. Looking ahead to 2008 and 2009, the Company expects solid revenue growth, operating margin improvement and the continued benefits of strong free cash flow to drive EPS growth in the range of 11 – 17 percent.

        “While we remain comfortable with this guidance, U.S. retail sales of Harley-Davidson motorcycles in the first half of the year have not met our expectations. As a result, we will continue to closely monitor the retail environment and regularly assess our planned wholesale shipments throughout the remainder of 2007,” said Ziemer.

Motorcycles and Related Products Segment – Second Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.25 billion, an increase of $226.4 million or 22.0 percent versus the same period last year. Shipments of Harley-Davidson motorcycles totaled 95,117 units, an increase of 15,321 units or 19.2 percent compared to last year’s second quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $263.4 million, an increase of $11.7 million or 4.6 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $72.7 million, an increase of $5.6 million or 8.4 percent over the year-ago quarter.

        Gross margin for the second quarter of 2007 was 37.4 percent of revenue compared to 37.5 percent for the second quarter last year. Second quarter operating margin increased to 23.8 percent from 23.6 percent in the second quarter of 2006.

Motorcycle Retail Sales Data

        During the second quarter, worldwide retail sales of Harley-Davidson motorcycles decreased 1.2 percent compared to the prior year second quarter.  In the U.S., retail sales of Harley-Davidson motorcycles decreased 5.5 percent for the quarter. The heavyweight motorcycle market in the U.S. decreased 6.2 percent for the same period.

        Retail sales of Harley-Davidson motorcycles grew 13.6 percent in international markets during the second quarter of 2007 compared to the second quarter of 2006.  Second quarter retail sales increased 13.7 percent in Europe; Canada was up 9.9 percent; and Japan was up 5.2 percent. All other international markets combined were up 27.4 percent.

        Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported second quarter operating income of $65.2 million, an increase of $9.0 million or 15.9 percent compared to the year-ago quarter. The increase is primarily due to a higher securitization gain, increased net interest income and growth in fee income.

Income Tax Rate

        The Company’s second quarter effective income tax rate was 35.5 percent compared to 36.0 percent in the same quarter last year.  This decrease primarily reflects the reinstatement of the federal research and development tax credit.

Harley-Davidson, Inc. — Six Month Results

        For the first six months of 2007, revenue totaled $2.80 billion, a 5.1 percent increase over the year-ago period. Earnings per share were $1.89, an increase of 6.8 percent compared to the same period last year.

        Through the first six months of this year, shipments of Harley-Davidson motorcycles were 162,878 units, a 2.2 percent increase compared to last year’s 159,302 units. Harley-Davidson motorcycle revenue was $2.15 billion, up 5.4 percent compared to last year’s $2.04 billion. P&A revenue totaled $451.6 million, a 3.9 percent increase over last year’s $434.7 million. General Merchandise revenue totaled $148.8 million, a 9.7 percent increase compared to $135.6 million during the same period in 2006.

        HDFS operating income was $124.1 million, a 15.1 percent increase over last year’s $107.9 million.

Cash Flow

        Cash and marketable securities totaled $723.4 million as of July 1, 2007. Cash flow from operations was $1.06 billion, and capital expenditures were $86.0 million during the first six months of 2007. For the full year of 2007, capital expenditures are expected to be between $300 million and $325 million.

Stock Repurchase

        The Company repurchased 6.7 million shares of its common stock at a cost of $429.9 million during the second quarter of 2007. On July 1, 2007, the Company had 251.2 million shares of common stock outstanding.

        As of July 1, 2007, there are 15.2 million shares remaining on a board-approved share repurchase authorization. An additional board-approved share repurchase authorization is in place to offset option exercises.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and their retail customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors, (vii) continue to develop the capabilities of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) manage regional and worldwide demographic trends and economic and political conditions, including healthcare inflation, pension reform and tax changes, (xi) manage the credit quality and recovery rates of HDFS’s loan portfolio, (xii) retain and attract talented employees, (xiii) detect any defects in our motorcycles to minimize delays in new model launches, recall campaigns, increased warranty costs or litigation and (xiv) implement and manage enterprise-wide information technology solutions and secure data contained in those systems. In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

        The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006
Net revenue	$1,620,218	$1,377,047	$2,799,093	$2,662,137
Gross profit	605,167	516,326	1,028,213	1,009,540
Operating expenses	218,812	191,358	406,444	372,260

Operating income from motorcycles & related products	386,355	324,968	621,769	637,280
Financial services income	112,330	98,567	221,493	194,468
Financial services expense	47,121	42,310	97,347	86,580

Operating income from financial services	65,209	56,257	124,146	107,888
Corporate expenses	6,532	6,751	11,471	11,508

Total operating income	445,032	374,474	734,444	733,660
Investment income and other, net	5,335	5,885	14,079	13,202

Income before provision for income taxes	450,367	380,359	748,523	746,862
Provision for income taxes	159,877	136,929	265,723	268,869

Net income	$290,490	$243,430	$482,800	$477,993

Earnings per common share:
Basic	$1.15	$0.91	$1.89	$1.77
Diluted	$1.14	$0.91	$1.89	$1.77
Weighted-average common shares:
Basic	253,155	267,487	255,240	270,133
Diluted	254,017	268,130	256,087	270,783
Cash dividends per common share	$0.25	$0.21	$0.46	$0.39

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) July 1, 2007	December 31, 2006	(Unaudited) June 25, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$416,084	$238,397	$391,967
Marketable securities	307,347	658,133	612,508
Accounts receivable, net	163,369	143,049	150,526
Finance receivables held for sale	381,927	547,106	233,167
Finance receivables held for investment, net	1,318,025	1,554,260	1,101,587
Inventories	344,969	287,798	292,757
Other current assets	122,342	121,890	114,613

Total current assets	3,054,063	3,550,633	2,897,125
Finance receivables held for investment, net	817,027	725,957	678,938
Other long-term assets	1,250,504	1,255,560	1,467,266

	$5,121,594	$5,532,150	$5,043,329

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$872,283	$763,186	$739,510
Current portion of finance debt	204,817	832,491	34,605

Total current liabilities	1,077,100	1,595,677	774,115
Finance debt	975,000	870,000	1,000,000
Postretirement healthcare benefits	205,767	201,126	67,801
Other long-term liabilities	205,883	108,610	233,580
Total shareholders’ equity	2,657,844	2,756,737	2,967,833

	$5,121,594	$5,532,150	$5,043,329

* The Company’s adoption of Financial Accounting Standards Board Interpretation No. 48 (FIN 48) effective 1/1/07 resulted in a decrease to shareholders’ equity of $16.1 million.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six months ended
	July 1, 2007	June 25, 2006
Net cash provided by operating activities	$1,062,455	$825,619
Cash flows from investing activities:
Capital expenditures	(86,016)	(89,124)
Finance receivables held for investment, net	(70,128)	(54,485)
Collection of retained securitization interests	43,241	26,227
Net change in marketable securities	352,477	293,623
Other, net	3,582	1,719

Net cash provided by investing activities	243,156	177,960
Cash flows from financing activities:
Net decrease in finance-credit
facilities and commercial paper	(535,990)	(161,437)
Dividends	(116,650)	(104,494)
Purchase of common stock for treasury	(491,103)	(499,543)
Excess tax benefits from share-based payments	2,932	1,547
Issuance of common stock under employee
stock option plans	20,621	8,176

Net cash used by financing activities	(1,120,190)	(755,751)
Effect of exchange rate changes on cash
and cash equivalents	(7,734)	3,164
Net increase in cash and cash equivalents	177,687	250,992
Cash and cash equivalents:
At beginning of period	238,397	140,975

At end of period	$416,084	$391,967

Net Revenue and Motorcycle
Shipment Data
(Unaudited)

	Three months ended		Six months ended
	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,254,163	$1,027,800	$2,145,681	$2,036,342
Buell® motorcycles	28,613	29,347	50,268	53,403
Parts & Accessories	263,373	251,703	451,608	434,652
General Merchandise	72,714	67,071	148,826	135,622
Other	1,355	1,126	2,710	2,118

	$1,620,218	$1,377,047	$2,799,093	$2,662,137

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	67,951	58,052	116,691	118,322
Export	27,166	21,744	46,187	40,980

Total	95,117	79,796	162,878	159,302

Motorcycle product mix:
Touring	34,671	27,336	56,473	54,873
Custom	39,320	36,714	70,088	72,508
Sportster®	21,126	15,746	36,317	31,921

Total	95,117	79,796	162,878	159,302

BUELL UNITS
Motorcycle shipments:
Buell	3,179	3,539	5,737	6,576

Retail Sales of Harley-Davidson Motorcycles
Year to Date June 30, 2007

	2007	2006
United States	145,282	154,041
Europe*	24,293	20,635
Japan	6,220	6,217
Canada	9,578	8,646
All other markets	9,063	7,406
Total Retail Sales of Harley-Davidson Motorcycles	194,436	196,945

Data Source (subject to update)
Data source for all 2006 and 2007 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom

Heavyweight Market Data
Data Through Month Indicated

	2007	2006
United States[1] (June)	(307,755)	(321,839)
Europe[2] (May)	(205,041)	(195,529)

1 - United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party.

2 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency.